Exhibit 10.2
SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Second Amendment to Amended and Restated Employment Agreement by and between CLARCOR Inc., a Delaware corporation (the “Corporation”), and Norman Johnson (the “Executive”) is dated as of December 29, 2008.
WHEREAS, the parties are parties to that certain Amended and Restated Employment Agreement dated December 17, 2000 (the “Employment Agreement”);
WHEREAS, the parties amended the Employment Agreement on January 19, 2008;
WHEREAS, the parties wish to further amend certain provisions of the Employment Agreement, as further specified herein;
WHEREAS, all capitalized terms used herein have the meanings ascribed to them in the Employment Agreement unless otherwise defined;
NOW, THEREFORE, in consideration of past grants of stock options and restricted stock units previously issued to the Executive and for other good and valuable consideration the sufficiency of which is hereby acknowledged by each of the parties, the parties hereby agree as follows:
1.	Amendments.
(a)	The third sentence in Section 3(b) of the Employment Agreement is hereby deleted and replaced in its entirety by the following sentence (new text set forth in BOLD italics):
“In the event of a Change of Control (as defined in the Change of Control Agreement between the Executive and the Corporation dated as of December 29, 2008 (as such agreement may be amended from time to time, the “CIC Agreement”)) all options and restricted stock shall become fully vested, and any options or restricted stock to which Executive has become entitled pursuant to this provision but which have not yet been granted by the occurrence of the Change of Control, shall be granted immediately and shall be fully vested.”
(b)	A new Section 20 is hereby added to the Employment Agreement as follows:

“20. Section 409(A). Notwithstanding anything in this Agreement to the contrary, if any payments or benefits due to the Executive hereunder would cause the application of an accelerated or additional tax under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first (1st ) business day after the date that is six (6) months following the Executive’s date of termination (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on the Executive under Section 409A. With respect to perquisites or other non-cash benefits (or any portions thereof) that would otherwise cause an application of an accelerated or additional tax under Section 409A if provided during the six (6) months following the Executive’s separation from service, the Executive shall pay the costs of these perquisites or other non-cash benefits directly (or pay the Corporation for the cost thereof) during such six (6) month period. On the first (1st) business day after the date that is six (6) months following the Executive’s date of termination (or death, if earlier), the Corporation will reimburse the Executive any amounts so paid by the Executive for these perquisites or other non-cash benefits, plus interest thereon at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Code.
2.	No Further Amendment. Except as set forth in the preceding paragraphs, the parties do not otherwise modify the Employment Agreement and all other provisions thereof remain unchanged and in full force and effect as originally executed.

IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Corporation has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Executive	CLARCOR Inc.

/s/ Norman Johnson	/s/ David Lindsay

Norman Johnson	By: David J. Lindsay
Vice President — Chief Administrative Officer